Exhibit 99.1

PRESS RELEASE

For Immediate Release

Kim S. Fennebresque, Chairman and Chief Executive Officer of Cowen Group,
Inc., Retires After 10 Years

New York, March 4, 2008 - Cowen Group, Inc. (Nasdaq: COWN) today announced that its Chairman and Chief Executive Officer, Kim S. Fennebresque, is retiring as Chief Executive Officer after 10 years with the firm, effective immediately.  Mr. Fennebresque will become Non- Executive Chairman of the Board.  David M. Malcolm, current Executive Vice Chairman, has been appointed President and Chief Executive Officer, effective immediately.  Mr. Malcolm has also been appointed to the Board of Directors.

Board member and Lead Director John E. Toffolon, Jr. said, “Greg Malcolm is the ideal person to lead Cowen at this time.  He has an impressive background in the industry, and his unique skills and experience have served Cowen well during his past 12 years with the firm.  He and Kim were a formidable team, and I look forward to the leadership and insight that Greg will provide as we continue to grow on the solid foundation that Kim put in place.”

Mr. Fennebresque concurred, saying, “It has been my privilege to lead this great firm for the past 10 years.  I have been the beneficiary of the hard work and dedication of countless colleagues.  I am confident that under Greg’s leadership Cowen will successfully weather these difficult markets and flourish in the years ahead.”

In accepting Mr. Fennebresque’s retirement, the Board of Directors expressed appreciation for his years of leadership, service and dedication.  Mr. Toffolon said, “I have worked with Kim for many years and have experienced firsthand his integrity, his leadership and his understanding of the industry.  We will miss him as CEO, however, I am pleased that we will continue to have the benefit of his guidance as Non-Executive Chairman of the Board.”

About Cowen Group, Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, aerospace and defense, consumer and alternative energy.